Exhibit 99.6

Non-Qualified Stock Option Agreement Pursuant to the US LADAR, Inc. Equity Incentive Plan

This NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the              day of                         ,             , by US LADAR, Inc., a Delaware corporation (the “Corporation”), and                                               (“Holder”).

WITNESSETH:

The Corporation has determined that it is in the best interests of the Corporation and its shareholders to encourage ownership in the Corporation by qualified employees, officers, and members of the Board of Directors of the Corporation or individuals as may be determined, thereby providing additional incentive for them to continue in the employ of or provide services to the Corporation or its affiliates. To that end, a non-qualified stock option is granted by the Board to Holder pursuant, and subject to, the US LADAR, Inc. Equity Incentive Plan (the “Plan”) on the following terms and conditions:

SECTION I

DEFINED TERMS

Unless otherwise defined herein or, unless the context requires a different definition, capitalized terms used herein shall have the meanings assigned to them in the Plan.

SECTION II

OPTIONED, OPTION PRICE AND TIME OF EXERCISE

Effective as of January 1st,                  the Corporation grants to Holder, subject to the terms and provisions set forth hereinafter and in the Plan, the right and option to purchase all or any part of the number of shares set forth in Exhibit A of the presently authorized but unissued common stock (“Common Stock”), of the Corporation at the purchase price per share set forth as the Option Price in Exhibit A (the option hereby granted being hereinafter referred to as the “Option”).

The Option shall not be considered granted (as of the effective date described above) or become exercisable unless and until Holder delivers to the Corporation a fully executed counterpart hereof. Thereafter, the Option shall be exercisable in accordance with the Exercise Schedule set forth on Exhibit A, subject to any termination, acceleration or change in such Exercise Schedule set forth in this Agreement apart from Exhibit A.

Neither the Option nor any other rights granted under this Agreement may be exercised after the Expiration Date set forth on Exhibit A and, before that time, the Option may be terminated as hereinafter provided. If Holder does not purchase the full number of shares to which he is entitled in any one year, he may purchase such shares in the next year specified in the Exercise Schedule hereto, in addition to the shares which he is otherwise entitled to purchase in the next year.

SECTION III

EXERCISE PROCEDURE WITHHOLDING

Holder shall exercise the Option by notifying the Corporation of the number of shares that he desires to purchase and by delivering with such notice the full payment for the purchase price of the shares being purchased. Such purchase price shall be payable in cash

Notwithstanding the foregoing, at the election of the Holder, the Option can be exercised provided that the Holder shall, as a condition of such exercise, execute and deliver the Restricted Stock Option Purchase Agreement in the form of Exhibit B hereto (the “Purchase Agreement”), pursuant to which the Corporation shall be granted a “Repurchase Option” and a “Right of First Refusal” as to all “Shares” (as such terms are defined in the Purchase Agreement).

The Corporation will, as soon as is reasonably possible, notify the Holder of the amount of withholding tax, if any, that must be paid under federal, state and local law due to exercise of the Option. The Corporation shall have no obligation to deliver certificates for the shares purchased until Holder pays to the Corporation the amount of withholding specified in the Corporation’s notice in cash or in Common Stock. Alternatively, Holder may direct the Corporation to withhold that number of shares of Common Stock (valued according to the procedures set forth in this section on the date of withholding) sufficient to satisfy such obligation, subject to such restrictions or procedures as the Board deems necessary.

SECTION IV

TERMINATION OF EMPLOYMENT/SERVICE

If an optionee’s employment (or other service) with the Company terminates for Cause, the options, to the extent not previously exercised, will terminate on the date of such termination of employment (or service). “Cause” shall mean, as determined by the Board, in its sole discretion exercised in a nondiscriminatory manner, (i) the continued failure of the Holder to substantially perform his duties to the Corporation, a Parent Corporation or a Subsidiary (other than any such failure resulting from disability), (ii) the engaging by the Holder in willful, reckless or grossly negligent misconduct which is determined by the Board to be materially injurious to the Corporation or any of its affiliates, monetarily or otherwise, or (iii) the Holder’s pleading guilty to or conviction of a felony.

SECTION V

ACCELERATION OF EXERCISE

(a)

RETIREMENT AND TOTAL AND PERMANENT DISABILITY. If an optionee should become permanently and totally disabled while an employee, non-employee director or officer of the Company or while providing other services to the Company, options shall become fully exercisable as to all shares subject to them and may be exercised at any time within one (1) year following the date of disability. If an optionee should retire with the written consent of the Company, options shall become fully exercisable as to all shares subject to them and may be exercised at any time with three (3) months of such retirement, but in no event after the Expiration Date set forth on Exhibit A.

(b)

DEATH. If an optionee should die while an employee, non-employee director or officer of the Company or while providing other services to the Company, options may be exercised at any time within one (1) year following the date of death. Such Option may be exercised by the beneficiary designated by the Employee on Exhibit C hereto, in accordance with Section X hereto, or, if no beneficiary is designated on Exhibit C, by the executor or administrator of the Employee’s estate, but in no event after the earlier of (i) the date one year following the Employee’s date of death, or (ii) the Expiration Date set forth on Exhibit A hereto.

(c)

CORPORATE CHANGE. Upon the occurrence of a Corporate Change, the Option (to the extent not previously terminated or forfeited) may, at the discretion of the Board, become fully exercisable as to all shares subject to it.

SECTION VI

NON-ASSIGNABILITY AND TERM OF OPTION

The Option shall not be transferrable or assignable by the Holder, otherwise than by will or the laws of descent and distribution and the Option shall be exercisable, during the Holder’s lifetime, only by him or, during periods of legal disability, by his legal representative. No Option shall be subject to execution, attachment, or similar process.

In no event may the Option be exercisable to any extent by anyone after the Expiration Date specified in Exhibit A. It is expressly agreed that, anything contained herein to the contrary notwithstanding, this Agreement shall not constitute, or be evidence of, any agreement or understanding, express or implied, that the Corporation, a Parent Corporation or a Subsidiary will employ Holder for any period of time or in any position or for any particular compensation.

SECTION VII

RIGHTS OF HOLDER IN STOCK

Neither Holder, nor his successor in interest, shall have any of the rights of a shareholder of the Corporation with respect to the shares for which the Option is issued until such shares are exercised by the Corporation.

SECTION VIII

NOTICES

Any notice to be given hereunder shall be in writing and shall be addressed to the Corporation, in care of the Chief Financial Officer, at 115 West Washington, Belleville, Illinois 62220, and any notice to be given to the Holder shall be addressed to the address designated below the signature appearing hereinafter, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been deemed duly given upon three (3) days of sending such notice enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited (with the proper postage and registration or certificate fee prepaid) in the United States mail.

SECTION IX

SUCCESSORS OR ASSIGNS OF THE CORPORATION

The Option shall be binding upon and shall inure to the benefit of any successor of the Corporation.

SECTION X

MISCELLANEOUS

(a)

Designation of Beneficiary. The Holder shall have the right to appoint any individual or legal entity in writing, on Exhibit C hereto, as his beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Holder’s death. Such designation under this Agreement may be revoked by the Holder at any time and a new beneficiary may be appointed by the Holder by execution and submission to the Board of a revised Exhibit C to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Holder on Exhibit C and received to the Board, or its designee, prior to the date of the Holder’s death. In the absence of such designation, the Holder’s beneficiary shall be the legal representative of the Holder’s estate.

(b)

Incapacity of Holder or Beneficiary. If any person entitled to a distribution under this Agreement is deemed by the Board to be incapable of making an election hereunder or of personally receiving and giving a valid receipt for such distribution hereunder, then, unless and until an election or claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Board may provide for such election or distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such distribution shall be a distribution for the account of such person and a complete discharge of any liability of the Board, the Corporation and the Plan therefore.

(c)

Incorporation of the Plan. The terms and provisions of the Plan are hereby incorporated in this Agreement. Unless otherwise specifically stated herein, such terms and provisions shall control in the event of any inconsistency between the Plan and this Agreement.

(d)

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE AND ALL APPLICABLE FEDERAL LAWS. THE SECURITIES ISSUED HEREUNDER SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE CORPORATE SECURITIES LAWS OF THE STATE OF DELAWARE.

(e)	Gender. Reference to the masculine herein shall be deemed to include the feminine, wherever appropriate.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Corporation and the Holder as of the date and year first written above.

HOLDER	COMPANY

Ransom P. Wuller President US LADAR, Inc. 115 West Washington Belleville, Il 62220

EXHIBIT A

NON-QUALIFIED STOCK OPTION AGREEMENT PURSUANT TO THE US LADAR, Inc. EQUITY INCENTIVE PLAN

1. Date of Grant:	January 1, 2015 (Date of Offering)

2. Holder:	Dr. Veljko Milanovic

3. Number of Shares:	Twenty Five Thousand shares of common stock

4. Option Price per Share:	Thirty-seven Cents a share (0.375)

5. Exercise Schedule:	The Options subject to this Agreement shall first be exercisable on the date of execution of the Agreement and the rights shall vest as follows, fully vested as of January 1, 2015

6. Expiration Date:	January 1, 2025 (not more than ten years from Date of Grant).

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EXHIBIT B

NON-QUALIFIED STOCK OPTION AGREEMENT PURSUANT TO THE US LADAR, Inc. EQUITY INCENTIVE PLAN

Attached…

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EXHIBIT C

DESIGNATION OF BENEFICIARY FOR THE NON-QUALIFIED STOCK OPTION AGREEMENT PURSUANT TO THE US LADAR, Inc. EQUITY INCENTIVE PLAN

Name of Holder:

Original Date of Agreement:

If I shall die prior to the expiration of the Option (as provided in the Agreement), then all rights to the Option granted under this Agreement that I hereby hold upon my death, to the extent not previously terminated or forfeited, shall be transferred to                              (insert name of beneficiary) in the manner provided for in the Plan and the Agreement.

Date

Receipt acknowledged on behalf of ______________________________________________ by:

Date

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